Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the 2nd day of December, 2016, by and between C. Marc Richards, a resident of the State of Virginia (“Executive”), and Quality Care Properties, Inc., a Maryland corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer, subject to the terms and conditions of this Agreement, to provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.                                      Term. The term of Executive’s employment with the Company shall commence on the consummation of the spin-off from HCP, Inc. (“HCP”) of the Company (such spin-off, the “Spin” and such date, the “Effective Date”) and shall continue until and including the fourth (4th) anniversary of the Effective Date unless earlier terminated as provided herein (the “Term”).  Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate without any action on the part of any person and be void ab initio if the Spin is not consummated and neither the Company nor any other person shall have any liability to Executive under this Agreement if the Spin is not consummated.

2.                                      Employment; Duties.

(a)                                 During the Term, Executive shall be employed by the Company as its Chief Financial Officer and at all times during the Term shall have powers and duties commensurate with such position.  Executive shall report directly to the Chief Executive Officer.

(b)                                 Executive agrees to his employment as described in this Paragraph 2 and agrees to devote substantially all of his working time and efforts to the performance of his duties hereunder, except as otherwise approved by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) or as specifically provided in this Agreement.  Executive shall be permitted to continue such outside positions as set forth in Exhibit A.  Executive may also engage in religious, charitable or other community activities as long as such activities do not materially interfere with Executive’s performance of his duties to the Company under this Agreement.  Other than as set forth in Exhibit A, Executive may not serve on other boards of directors of for-profit companies without the consent of the Board (which consent will not be unreasonably withheld for up to two other boards of directors).

3.                                      Compensation.

(a)                                 Base Salary. The Company shall pay Executive during the Term an annual salary of Four Hundred Thousand dollars ($400,000) (the “Base Salary”), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly.  Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased in its discretion (but not decreased).  After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.

(b)                                 Bonus. Executive shall be eligible to receive a cash bonus for each year (or prorated with respect to any partial years of employment) during the Term, provided that, except as otherwise provided herein, Executive has remained employed by the Company as of the end of the applicable year (or as of the end of the Term for the final calendar year of the Term).  Executive’s target bonus opportunity for any particular year (“Target Bonus”) shall be 150% of Base Salary.  The amount of bonus payable to Executive for any particular year will be determined by the Compensation Committee, in its sole discretion, taking into account the performance of the Company and Executive for that particular year (or portion thereof).  All such bonuses shall be payable within 60 days after the end of the calendar year to which such bonus relates.

(c)                                  Initial Equity Awards.

(i)                                     Initial RSUs. On November 29, 2016, the Company granted Executive restricted stock units with a grant date fair market value of One Million dollars ($1,000,000) in respect of an aggregate of 67,934 shares of common stock of the Company (“Common Stock”) subject to, and in accordance with, the terms of an award agreement between the Company and Executive, in the form attached hereto as Exhibit B (the “Initial RSUs”).

(ii)                                  Initial and Adjustment Options.

(A)                               Initial Options.  On or promptly following the Effective Date, Executive shall be granted stock options to purchase 640,000 shares of Common Stock subject to, and in accordance with, the terms of an award agreement between the Company and Executive, substantially in the form attached hereto as Exhibit C with an exercise price as described in the following Paragraph 3(c)(ii)(C) (the “Initial Options”).

(B)                               Adjustment Options.  Executive shall also be granted additional stock options with a grant date fair value of approximately Nine Hundred Thousand dollars ($900,000) (the “Adjustment Options”).  The Adjustment Options shall be granted at the same time and have the same exercise price as the Initial Options described in Paragraph 3(c)(ii)(A) .  The Adjustment Options shall be subject to the terms of an award agreement between the Company and Executive, substantially in the form attached hereto as Exhibit C.

(C)                               Exercise Price. A pricing committee consisting of three directors of the Board (the “Pricing Committee”) shall be convened within 45 to 60 days after the Effective Date to determine the appropriate exercise price for the Initial Options based on (i) the long-term 45-60 day post-Spin volume weighted average price of one share of Common Stock as reported by the New York Stock

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Exchange (or the primary automated quotation service or national securities exchange upon which the Common Stock may then be quoted or listed for trading), (ii) trading of comparable companies and (iii) a fixed price based on the net asset value for the assets of the Company and other Company risks and factors, in each case at the Spin as of such date; provided that the Pricing Committee shall be permitted to place greater weight on factor (iii).  Notwithstanding anything to the contrary, the exercise price shall be structured so that it is not less than fair market value of one share of Common Stock on the date of grant of the Initial Options for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)                                 Other Equity Compensation. In addition to the grants described in Section 3(c), Executive shall be eligible for annual equity awards during the Term, which shall have a target value equal to 150% of Base Salary and shall consist of restricted stock units of the Company and stock options to purchase shares of Common Stock with an exercise price equal to the fair market value of a share of Common Stock on the date of grant of such options.  Such awards shall be subject to time-based and performance-based vesting as determined by the Compensation Committee (which performance measures may include, but are not limited to, total stockholder return).  It is acknowledged and agreed that the awards will be granted beginning in 2017.

(e)                                  Completion Bonus. As soon as practicable following the execution of this Agreement, Executive shall receive a one-time completion cash bonus of One Million dollars ($1,000,000) (the “Completion Bonus”).  The Completion Bonus shall be subject to clawback by the Company as described in this Paragraph 3(e).  If Executive voluntarily terminates his employment with the Company other than for Good Reason or the Company terminates Executive’s employment for Cause at any time during the three-year period following the Effective Date, Executive will be obligated to repay to the Company a pro-rated portion of the Completion Bonus within 15 days after such termination of Executive’s employment.  The pro-rated amount Executive will be required to repay to the Company will be equal to the product of (a) the Completion Bonus and (b) a fraction, the numerator of which is 36 less the number of full months Executive worked for the Company after the Effective Date and the denominator of which is 36.  To the extent permitted by Section 409A of the Code, the Company may set off any other amounts owed to Executive to satisfy (in whole or in part) any obligation Executive may have under this paragraph.

4.                                      Benefits and Perquisites.

(a)                                 Retirement and Welfare Benefits. During the Term, Executive shall be eligible to participate in all fringe benefits, perquisites, and such other benefit plans and arrangements as are made available generally to the Company’s senior executives.  The benefits described herein shall be subject to the applicable terms of the applicable plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Notwithstanding anything to the contrary herein, during the Term, Executive shall not be eligible to participate in or receive benefits under any severance plan, program, policy, arrangement or agreement of the Company other than this Agreement.  Nothing in this Paragraph 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

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(b)                                 Paid Time Off. During the Term, Executive shall be entitled to accrue vacation (at a rate of not less than four (4) weeks per full calendar year), in accordance with and subject to the Company’s vacation policies applicable to its executives generally as such policies are in effect from time to time.

(c)                                  Reimbursement of Expenses. The Company shall promptly reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.  Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

5.                                      Indemnification. To the full extent permitted by law and subject to the Company’s Certificate of Incorporation and Bylaws, and under terms and conditions no less favorable to Executive in any regard than to any other officer of the Company, the Company shall indemnify Executive with respect to any actions commenced against Executive in his capacity as an officer or former officer of the Company or any Affiliate for which he may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions, provided that prior to any such advancement, the Company may require Executive to enter into a standard undertaking of repayment.  Notwithstanding the preceding sentence, the Company shall not be required to indemnify or advance expenses to Executive in connection with (i) any dispute in connection with this Agreement or Executive’s employment hereunder or (ii) any action claim or proceeding (collectively, a “Proceeding”) initiated by Executive against the Company unless such Proceeding is approved in advance by the Board in writing. “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

6.                                      Company Authority/Policies. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board or the Chief Executive Officer, to the extent consistent with Executive’s duties pursuant to Paragraph 2 above. Executive also agrees to comply with the Company’s stock ownership guidelines in effect from time to time.

7.                                      Covenants. Executive acknowledges that during the period of his employment with the Company or any Affiliate, he shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.  Accordingly, Executive agrees to the following provisions of this Paragraph 7 (in addition to Executive’s confidentiality obligations to the Company and its subsidiaries pursuant to the Company’s policies as in effect from time to time) and agrees this Paragraph 7 shall survive the termination of this Agreement.

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(a)                                 Noncompetition. Executive agrees that during the period of his employment with the Company, and for twelve (12) months thereafter, Executive shall not: (A) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to “compete with” or “competitive with”) (including, without limitation, skilled nursing facilities and senior housing owners or operators, HCR ManorCare and any of its related entities and any major equity holder of HCR ManorCare (currently, The Carlyle Group)) the Company or any of its subsidiaries (collectively, the “Company Group”) or serve as an employee, consultant or in any other capacity for such business or entity, or (B) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant; any or all of which, without first obtaining written approval of the Board.

(b)                                 Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for twenty-four (24) months thereafter, Executive shall not, directly or indirectly, other than in connection with carrying out his duties during the period of his employment with the Company, solicit or induce any of the employees, consultants or other service providers of the Company Group (or individuals who served as employees, consultants or other service providers of the Company Group at any time during the preceding nine (9) month period): (i) to terminate their employment or relationship with the Company Group, and/or (ii) to work for Executive or any competitor of the Company Group.  Notwithstanding the foregoing, Executive shall not be in breach or violation hereof in the event Executive or any subsequent employer shall advertise for employees or other services in any form of industry-wide or public media so long as such advertising is not aimed specifically at employees of the Company Group.

(c)                                  Solicitation of Clients, Etc. Executive agrees that during the period of his employment with the Company and for twenty-four (24) months thereafter, he will not use Confidential Information (as defined below) to, directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers of the Company for the purpose of providing services that materially compete with the products provided by the Company at the time of Executive’s termination.  For purposes of this Agreement, “products provided by the Company” includes not only products and services which the Company then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the Company has a strategic business plan in place to research, develop and/or market at some time in the future.  The restrictions on soliciting or providing services to customers of the Company apply to: (i) any customer or customer contact of the Company with whom Executive has had any business relations during his employment (whether before or after the Effective Date) with the Company; and (ii) any customer or customer contact who was a customer or customer contact of the Company on the date of Executive’s termination from the Company or during the twelve (12) month period prior to such termination, or who was a prospective customer or customer contact of the Company with whom the Company had actually met, or had written or telephonic communications, during said period(s).

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(d)                                 Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks about the Company or any of its Affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against the Company Group, and the Company agrees to instruct the officers and directors of the Company and each of its subsidiaries not to disparage the Executive, either orally or in writing.  Nothing in this Paragraph 7(d) will prevent Executive or the Company from (i) responding fully and accurately to any question, inquiry or request for information when required by applicable law, legal process, subpoena or court order or (ii) disclosing matters that are protected under any applicable whistleblower laws, including, without limitation, reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority.

(e)                                  Confidentiality. The Company and Executive acknowledge that:

(i)                                     The Company’s business is highly competitive;

(ii)                                  The essence of that portion of the Company’s business in which Executive will be involved consists, in large degree, of trade secrets, proprietary or confidential business or financial affairs information, materials, know-how (whether or not in writing), technology, product information, personnel information regarding its employees, and intellectual property belonging to the Company and confidential and proprietary business and client relationships (all of the foregoing will be referred to collectively as “Trade Secrets”), which have been developed at great investment of time and resources by the Company Group so as to engender substantial goodwill of the Company, all of which are and will be the exclusive property of the Company, protected and kept secret by the Company; and

(iii)                               Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall keep secret and retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential information of and confidential matters (whether available in written, electronic form or orally) relating to (A) the Company Group’s pricing and business (including, without limitation, the strategies employed by and the actual investments of any member of the Company Group, the contemplated business strategies and/or investments of any member of the Company Group, and valuation judgments or valuation data developed or used by the Company Group with respect to any other company or assets), (B) all corporations or other business organizations in which the Company Group has or has had an investment and (C) third parties about which information was learned by Executive heretofore or hereafter directly or indirectly in connection with Executive’s employment with the Company or from the Company Group (the “Confidential Information”).  In consideration of, and as a condition to, continued access to Confidential Information and without prejudice to or limitation on any other confidentiality obligation imposed by agreement or law, Executive hereby agrees to undertake to use and protect Confidential Information in accordance with restrictions placed on its use or disclosure.  Without limiting the foregoing, Executive shall not disclose such Confidential Information to any director, officer, partner, employee or agent of the Company Group unless in Executive’s reasonable good faith judgment, such person has a need to know such Confidential Information in furtherance of the Company Group’s business, and (except in connection with the business and affairs of the Company) Executive shall not disclose Confidential Information to anyone outside of the Company Group except with the Board’s or the Chief Executive Officer’s express written consent.

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(iv)                              Executive acknowledges that the Company’s rights in its Trade Secrets and Confidential Information would be misappropriated should Executive use or disclose to others the Trade Secrets and/or Confidential Information outside the scope of his employment pursuant to this Agreement.

(v)                                 Executive agrees that during the period of his employment with the Company, Executive shall not directly or indirectly, use, disseminate, or disclose, in whole or in part, any of the Company Group’s Trade Secrets to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than (A) in the regular and proper scope and course of Executive’s employment with the Company, (B) as required by law, subpoena or court order, or (C) in connection with disclosure protected under any applicable whistleblower laws, including, without limitation, reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, provided, however, that Executive will give the Company reasonable advance notice of any such disclosure or use that is required by law.

(vi)                              Executive is hereby notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (B) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (C) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(vii)                           As used in this Agreement, each of the terms “Trade Secrets” and “Confidential Information” will not include any information that becomes generally known to the public or within the relevant trade or industry unless it becomes known due to Executive’s violation of this Agreement.

(f)                                   Cooperation. Executive agrees that at all times following the termination of his employment, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with (i) any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, or (ii) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when Executive was employed by the Company or any Affiliate, in each case to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by Executive as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Executive in connection with his employment by the Company, the Company will honor, and proceed in accordance with, Paragraph 5 of this Agreement and its Certificate of Incorporation and Bylaws as in effect from time to time.

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(g)                                  No Limitation. Nothing contained in this Paragraph 7 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.  For purposes of all provisions of this Paragraph 7, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(h)                                 Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Paragraph 7 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction.  Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Paragraph 7, the sufficiency of which consideration is hereby acknowledged.  If any provision of this Paragraph 7 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Paragraph 7.  If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  Executive agrees and acknowledges that the breach of this Paragraph 7 will cause irreparable injury to the Company and upon breach of any provision of this Paragraph 7, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).  Each of the covenants in this Paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement.

(i)                                     Permitted Statements. Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; (iii) in connection with disclosure protected under any applicable whistleblower laws, including, without limitation, reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority; or (iv) in confidence to a professional advisor for the purpose of securing professional advice.

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8.                                      Termination/Severance.

(a)                                 General.

(i)                                     At Will Employment. Executive’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without Cause or with or without Good Reason, at the option of the Company or Executive, subject only to the severance obligations under this Paragraph 8. Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s Affiliates.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to receive the following: (A) any accrued but unpaid Base Salary (to be paid as provided in Paragraph 3(a) hereof); (B) reimbursement for expenses incurred by Executive prior to the Date of Termination (as defined below) in accordance with Paragraph 4(c) hereof; (C) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Date of Termination; and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”).  Accrued Benefits under this Paragraph 8 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable, or in accordance with applicable law.

(ii)                                  Notice of Termination. Except for termination as a result of Executive’s death during the Term, any termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision hereunder relied upon by the terminating party.

(iii)                               Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated on account of his Disability, the date on which Notice of Termination is received by Executive, or such later date as is indicated in the Notice of Termination; (C) if Executive’s employment is terminated by the Company for Cause, the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (D) if Executive’s employment is terminated by the Company without Cause, the date as is indicated in the Notice of Termination or, if later, the date on which the Notice of Termination is received by Executive; (E) if Executive’s employment is terminated by Executive without Good Reason, thirty (30) days after the date on which a Notice of Termination is given by Executive, or such other date as is mutually agreed by Executive and the Company; and (F) if Executive’s employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given by Executive after the end of the Good Reason Period, or such other date as is mutually agreed by Executive and the Company.

(b)                                 Termination for Death or Disability, by the Company for Cause or by Executive without Good Reason.

(i)                                     The Company may terminate Executive’s employment hereunder for any reason, including, but not limited to, for Cause. “Cause” means the occurrence of any of the following: (A) Executive’s willful and continued failure to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which

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demand specifically identifies the manner in which the Company believes that Executive has not performed his duties; (B) Executive’s willful and continued failure to follow and comply with the material policies of the Company as in effect from time to time (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not followed or complied with such Company policies; (C) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (D) Executive’s willful engagement in illegal conduct or gross misconduct resulting in material economic, financial or reputational injury to the Company; (E) Executive’s breach of any provision of Paragraph 7 of this Agreement; or (F) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony.

(ii)                                  Executive may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. “Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events: (A) the failure by the Company to pay Executive any portion of Executive’s Base Salary within ten (10) days of the date such compensation is due, (B) the relocation of Executive’s principal location of employment to a location which is more than 30 miles outside of Bethesda, Maryland, except for required travel for Company business, (C) any material diminution of Executive’s duties, responsibilities or authorities hereunder, (D) any material breach by the Company of any of its obligations to Executive, or (E) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reorganization, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless such assumption occurs by operation of law.  Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) Executive believes constitutes Good Reason and (2) provides thirty (30) days from the date of such Good Reason Notice for the Company to cure such circumstances (the “Good Reason Period”) and (b) the Company has failed to cure such circumstances within such Good Reason Period.  If the Company fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that he is terminating his employment for Good Reason (“Good Reason Termination Notice”), in which case his employment hereunder shall thereupon be terminated for Good Reason.  If any Good Reason Notice to the Board shall not have been delivered by Executive within ninety (90) days following the date Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by Executive within thirty (30) days following the end of the Good Reason Period, then any purported termination of Executive’s employment relating to the applicable event shall not be a termination for Good Reason under this Agreement.

(iii)                               Executive’s employment with the Company may be terminated as a result of Executive’s death or by the Company for Disability. “Disability” means that Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason

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of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company.

(iv)          If during the Term, Executive’s employment is terminated by the Company for Cause or Disability, by Executive without Good Reason or as a result of Executive’s death, then the Company shall, through the Date of Termination, pay Executive his Accrued Benefits.  Thereafter, the Company shall have no further obligations to Executive except as otherwise provided hereunder. The vesting and exercise of any stock options and the forfeitability of any stock-based grants held by Executive shall be governed by the terms of the applicable plan document and the related agreements between Executive and the Company.

(c)           Termination by the Company without Cause or by Executive for Good Reason.  If during the Term, Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason, then, subject to (x) Executive’s signing a general release of claims in a form attached hereto as Exhibit D (the “Release”) and the Release becoming irrevocable, all within thirty (30) days after the Date of Termination, and (y) Executive’s continued compliance with the provisions of Paragraph 7, Executive shall be entitled to either (A) salary continuation in an amount equal to one (1) times the sum of his annual Base Salary and his Target Bonus, paid in equal installments in accordance with the Company’s payroll practice over a twelve (12) month period, beginning with the first payroll date that occurs at least thirty (30) days after the Date of Termination or (B) a lump sum payment within forty-five (45) days of the Date of Termination if such termination is upon or within two (2) years following a Change in Control (as defined in the Company’s 2016 Performance Incentive Plan) equal to two (2) times the sum of his annual Base Salary and his Target Bonus.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

(d)           Expiration/Non-Renewal of Term by the Company. For the avoidance of doubt, the expiration of the Term of this Agreement (in accordance with Paragraph 1(a) above) will not constitute a termination of employment by the Company other than for Cause, and Executive acknowledges that the severance provisions of Paragraph 8 shall not apply.

(e)           No Mitigation. Without regard to the reason for the termination of Executive’s employment hereunder, Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

9.             Parachute Payments.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the Excise Tax (as defined below), the following provisions shall apply:

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(i)            If the Payments, reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Payments shall not exceed the Threshold Amount. In such event, the Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code (to the extent such reduction does not result in tax penalties to Executive); (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. No reductions shall be made under this Subparagraph 9(a)(ii) unless agreed to by Executive.

(b)           For the purposes of this Paragraph 9, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Subparagraph 9(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company, which does not provide services to the acquirer or other counter-party in the transaction to which this Paragraph 9 applies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Subparagraph 9(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

10.          Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

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11.          Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Quality Care Properties, Inc.

4800 Montgomery Lane

Bethesda, Maryland 20814
Attention: Chairman of the Board

To Executive:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

12.          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13.          Assignment; Successors and Assigns, Etc. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive to a successor to substantially all of the business of the Company in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.          Miscellaneous. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

15.          Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

16.          Disputes; Waiver of Jury Trial; Arbitration.

(a)           If any legally actionable dispute arises arising out of or related to Paragraph 7, which cannot be resolved by mutual discussion between the parties, each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any Proceeding shall be heard and determined in a Maryland state or federal court sitting in Maryland, and the parties

13

hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding.  Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b)           EACH OF THE COMPANY AND EXECUTIVE HEREBY WAIVES ANY RIGHTS IT OR HE MAY HAVE TO TRIAL BY JURY.

(c)           If any legally actionable dispute arises (other than a dispute arising out of or related to Paragraph 7) which cannot be resolved by mutual discussion between the parties, each of Executive and the Company agree to resolve that dispute by arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect.  Maryland substantive law and statutes of limitations shall apply in any such proceeding, and for limitations purposes, the arbitration shall be deemed commenced when the matter is submitted to the arbitral forum.  The Company and Executive agree that this arbitration agreement includes any such disputes that the Company and its related entities may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or its termination including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, training, employment or its termination.  The Company and Executive further agree that this arbitration provision is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived.  The Company and Executive agree that the arbitration shall be conducted in Maryland, unless otherwise mutually agreed.

(d)           In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and the arbitrator’s decision must be set forth in writing, consistent with the law of Maryland and supported by essential findings of fact and conclusion of law.  The arbitrator may issue any remedy or award available under applicable law but may not add to, modify, change or disregard any lawful terms of this Agreement or issue an award or remedy that is contrary to the law Maryland.  The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any.  If either the Company or Executive prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law.

(e)           Executive acknowledges that Executive has been provided with a copy of the current JAMS Employment Arbitration Rules and Procedures for Executive’s reference.

17.          Severability. If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable.  In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby.  Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and

14

enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

18.          Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding or other taxes or charges which it is from time to time required to withhold.

19.          Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Maryland without reference to principles of conflict of laws.

20.          Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered “non-qualified deferred compensation” otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

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(d)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)           The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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16

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

QUALITY CARE PROPERTIES, INC.

By	/s/ Mark Ordan
Name: Mark Ordan
Title: Chief Executive Officer

/s/ C. Marc Richards
C. Marc Richards

EXHIBIT A

None.

EXHIBIT B

QUALITY CARE PROPERTIES, INC.
2016 PERFORMANCE INCENTIVE PLAN
FORM OF EXECUTIVE INITIAL RSU AWARD AGREEMENT

THIS EXECUTIVE INITIAL RSU AWARD AGREEMENT (this “Agreement”) is dated as of •, 2016 (the “Award Date”) by and between Quality Care Properties, Inc., a Maryland corporation (the “Corporation”), and • (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the Quality Care Properties, Inc. 2016 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, an award of restricted stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.             Grant.  Subject to the terms of this Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of • stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Stock Units”). As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Section 3. The Stock Units shall not be treated as property or as a trust fund of any kind. This Award is subject to all of the terms and conditions set forth in this Agreement and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Administrator, as such rules are in effect from time to time.

3.             Vesting.  Subject to Sections 8 and 9 below and notwithstanding anything in any employment or other agreement between the Participant and the Corporation to the contrary, the Award shall vest  in full on the third (3rd) anniversary of the Award Date (the “Vesting Date”), provided the Participant remains employed by the Corporation through such Vesting Date.

4.             Continuance of Employment.  The vesting schedule requires continued employment with the Corporation through the Vesting Date as a condition to the vesting of the Award and the rights and benefits under this Agreement. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without Cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5.             Dividend and Voting Rights.

(a)           Limitations on Rights Associated with Units.  The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalents) and no voting rights with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant.

(b)           Dividend Equivalent Rights.  The Participant shall be credited with dividend equivalents with respect to the Stock Units (the “Dividend Equivalents”), calculated as follows: with respect to any Stock Units granted on or prior to the record date applicable to an ordinary cash dividend on the Common Stock, on each date that any such cash dividend is paid to all holders of shares of Common Stock while the Stock Units are outstanding, the Participant’s account shall be credited with an additional number of Stock Units equal to the number of shares of Common Stock (valued at fair market value (as defined in the Plan) on such date or the immediately preceding trading day as determined by the Administrator in its sole discretion), rounded down to the nearest whole share of Common Stock, that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the Stock Units had the Stock Units been issued as shares of Common Stock. The right to receive additional Stock Units credited under this Section 5(b) shall be subject to the same terms and conditions applicable to the Stock Units originally awarded hereunder and shall be settled on the same date as the Stock Units in respect of which such Dividend Equivalents are awarded. No such Dividend Equivalents shall be made with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8 hereof.

6.             Restrictions on Transfer.  Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.             Timing and Manner of Payment of Stock Units.  On or as soon as administratively practicable following the Vesting Date  pursuant to the terms hereof (and in all events within sixty (60) days after such Vesting Date), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units subject to this Award that vest on the Vesting Date. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances that the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 8.

8.             Effect of Termination of Employment or Services.  If the Participant ceases to be employed by or ceases to provide services to the Corporation and its Subsidiaries (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the Participant’s Stock Units shall terminate to the extent such units have not become vested pursuant to Section 3 hereof upon the Severance Date regardless of the reason for the termination of the Participant’s employment or services, except as provided in Section 9(b) below.

9.             Adjustments Upon Specified Events; Change in Control Termination Event.

(a)           Adjustments.  Upon the occurrence of certain events relating to the Corporation’s Common Stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which Dividend Equivalents are credited pursuant to Section 5(b) above.

(b)           Change in Control Termination Event.  Upon the Participant’s termination of employment without Cause (as defined in the Participant’s employment agreement) or resignation for Good Reason (as defined in the Participant’s employment agreement) on or within two years after a Change in Control Event as defined in Section 7.3 of the Plan (and notwithstanding any provision of Sections 7.2 and 7.3 of the Plan or the Participant’s employment agreement to the contrary), the Award (to the extent outstanding at the time of such termination event) shall become fully vested as of the date of such termination event and shall be paid in accordance with Section 7 hereof.

10.          Tax Withholding.  Upon vesting of any Stock Units or any distribution of shares of Common Stock in respect of the Stock Units, the Participant or other person entitled to receive such distribution may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.8 of the Plan and rules established by the Administrator, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the applicable withholding rates; provided, however, that in the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

11.          Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12.          Plan.  The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13.          Entire Agreement.  This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.9 of the Plan. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Participant acknowledges receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.

14.          Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Stock Units, as and when payable hereunder. The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

15.          Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.          Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

18.          Section 409A.  It is intended that the Award be exempt from or comply with Section 409A of the Code and this Award shall be interpreted consistent therewith.

19.          Clawback Policy.  The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).

***

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

QUALITY CARE PROPERTIES, INC.

By
Name:
Title:

By
[Participant]

[Signature Page to Form of Executive Initial RSU Award Agreement]

EXHIBIT C

QUALITY CARE PROPERTIES, INC.
2016 PERFORMANCE INCENTIVE PLAN
FORM OF EXECUTIVE INITIAL AND ADJUSTMENT STOCK OPTION AGREEMENT

THIS EXECUTIVE INITIAL AND ADJUSTMENT STOCK OPTION AGREEMENT (this “Agreement”) is dated as of —, 2016 (the “Award Date”) by and between Quality Care Properties, Inc., a Maryland corporation (the “Corporation”), and • (the “Grantee”).

W I T N E S S E T H

WHEREAS, pursuant to the Quality Care Properties, Inc. 2016 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Grantee, effective as of the date hereof, a nonqualified stock option, upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services to be rendered by the Grantee, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.             Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.             Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Grantee a nonqualified stock option to purchase shares of the Corporation’s Common Stock (the “Shares”) at a price of $•(1) per share (the “Exercise Price”) as follows: (1) an initial stock option to purchase • Shares (the “Initial Option”) and (2) an adjustment stock option to purchase • Shares (the “Adjustment Option”) (the Initial Option and the Adjustment Option together referred to herein as the “Option”). The number of Shares and the Exercise Price are subject to adjustment as provided in Section 7.1 of the Plan. The Option is subject to all of the terms and conditions set forth in this Agreement and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Administrator, as such rules are in effect from time to time.

3.             Initial Option Vesting; Limits on Exercise and Clawback.

(a)           Vesting. Subject to the other provisions of this Section 3 and Sections 6 and 8, the Shares subject to the Initial Option (subject to adjustment under Section 7.1 of the Plan) shall vest as follows:(2)

(1)  To be determined in accordance with Section 3(c)(ii)(C) of the Employment Agreement.

(2)  Provided, however, that if the Exercise Price is ultimately set at least 5% higher than the fair market value of a share of Common Stock on the Award Date, (i) 4,000,000 Shares subject to the Option shall vest immediately on the Award Date and (ii) the remaining 4,000,000 Shares subject to the Option shall, subject to continued employment, (i) vest and become exercisable as to 25% of such Shares on each of the first four (4) anniversaries of the Award Date and (ii) become 100% vested and exercisable upon a change in control.

(i)                                    50% of the Shares underlying the Initial Option shall be vested on the Award Date;

(ii)                                 12.5% of the Shares underlying the Initial Option shall vest on the date that the volume weighted average price of one share of the Common Stock as reported by the New York Stock Exchange (or the primary automated quotation service or national securities exchange upon which the Common Stock may then be quoted or listed for trading) for the forty (40) consecutive trading days ending on the trading day immediately prior to the applicable valuation date (the “Target Price”) exceeds the Exercise Price by 25%;

(iii)                              12.5% of the Shares underlying the Initial Option shall vest on the date that the Target Price exceeds the Exercise Price by 50%;

(iv)                             12.5% of the Shares underlying the Initial Option shall vest on the date that the Target Price exceeds the Exercise Price by 75%; and

(v)                                12.5% of the Shares underlying the Initial Option shall vest on the date that the Target Price exceeds the Exercise Price by 100%.

(b)           Effect of Change in Control Event. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control Event as provided in Sections 7.2 and 7.3 of the Plan, (x) the Shares described in Section 3(a)(i) shall become exercisable as of the consummation of such Change in Control Event and (y) any Shares described in Sections 3(a)(ii) through (v) that remain unvested as of the date of such Change in Control Event shall immediately vest and become exercisable as of the consummation of such Change in Control Event to the extent that the transaction price (as determined by the Board or Committee in good faith) upon such Change in Control Event exceeds the Exercise Price by the percentage provided in the applicable clause (ii) through (v) of Section 3(a), in each case, subject to the Grantee’s continued employment through the consummation of the Change in Control Event. Any Shares that do not vest pursuant to this Section 3(b) shall terminate as of the consummation of such Change in Control Event without any consideration therefor.

(c)           Limits on Exercise; Clawback. The following limits shall apply with respect to the Initial Option:

(i)            Restriction on Exercisability. Except as otherwise provided in Section 3(b), the Shares subject to the Initial Option shall not be exercisable until the later of (A) the third (3rd) anniversary of the Award Date and (B) the date that such Shares vest in accordance with the terms of this Agreement.

(ii)           Clawback of Initial Option.  For the avoidance of doubt, if Grantee’s employment is terminated for any reason during the first two years following the Award Date, the Company may clawback the Initial Options (unless on or before such termination any of the Initial Options have become vested and exercisable as a result of a Change in Control Event).

(iii)          Cumulative Exercisability. To the extent that the Initial Option is vested and exercisable, the Grantee has the right to exercise the Initial Option (to the extent not previously exercised), and such right shall continue until the Expiration Date or earlier termination of the Initial Option.

(iv)          No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

4.             Adjustment Option Vesting; Limits on Exercise.

(a)           Vesting.  Subject to Section 4(b) and Sections 6 and 8, the Adjustment Option (subject to adjustment under Section 7.1 of the Plan) shall vest in full and become exercisable on the third (3rd) anniversary of the Award Date.

(b)           Effect of Change in Control Event.  Upon Grantee’s termination of employment without Cause (as defined in the Employment Agreement) or resignation for Good Reason (as defined in Grantee’s Employment Agreement), in each case, on or within two years after a Change in Control Event as defined in Section 7.3 of the Plan (and notwithstanding any provision of Sections 7.2 and 7.3 of the Plan or Grantee’s Employment Agreement to the contrary), the Adjustment Option (to the extent outstanding at the time of such termination event) shall become fully vested and exercisable as of the date of such termination event.

(c)           Other. The following limits shall apply with respect to the Adjustment Option:

(i)            Cumulative Exercisability. To the extent that the Adjustment Option is vested and exercisable, the Grantee has the right to exercise the Adjustment Option (to the extent not previously exercised), and such right shall continue until the Expiration Date or earlier termination of the Adjustment Option.

(ii)           No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

5.             Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

6.             Continuance of Employment/Service Required; No Employment/Service Commitment. The vesting schedule applicable to the Option requires continued employment or service through each applicable vesting date as a condition to the vesting of the Option (or installment thereof, as applicable) and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto.

7.             Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such reasonable administrative exercise procedures as the Administrator may implement from time to time) of:

(a)           a written notice stating the number of Shares to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time;

(b)           payment in full for the Exercise Price of the Shares to be purchased in cash, check or by electronic funds transfer to the Corporation;

(c)           any written statements or agreements required pursuant to Section 8.1 of the Plan; and

(d)           satisfaction of the tax withholding provisions of Section 8.8 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by one or more of the following methods: (a) notice and third party payment in such manner as may be authorized by the Administrator, or (b) subject to such procedures as the Administrator may adopt, a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option. The Administrator in its sole discretion may (but is not required to) permit the Grantee to elect in connection with an exercise of the Option (on his/her exercise notice to the Corporation (or its delegate)) to satisfy the Exercise Price of the Shares to be purchased and/or the amount of any tax withholding obligations of the Corporation or its Subsidiaries arising in connection with the exercise by a reduction in the number of Shares otherwise deliverable by the Corporation to the Grantee in connection with such exercise, in which case the number of Shares withheld (or immediately reacquired in connection with such exercise, as the case may be) by the Corporation shall be the number of whole Shares that have a fair market value as of the date of such exercise (with the “fair market value” of such Shares determined in accordance with the applicable provisions of the Plan) necessary to satisfy such Exercise Price and/or withholding obligation, as applicable.

8.             Early Termination of Option.

(a)           Expiration Date. Subject to adjustment under Section 7.1 of the Plan and subject to earlier termination as provided below in this Section 8, the Option will terminate on the seventh (7th) anniversary of the latest of (i) the Effective Date (as defined in the employment agreement by and between the Corporation and the Grantee, dated •, 2016 (the “Employment Agreement”), (ii) the date that the Employment Agreement is executed and (iii) the Award Date (the “Expiration Date”).

(b)           Termination of Option Upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 8(a) above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation and its Subsidiaries, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation and its Subsidiaries is referred to as the Grantee’s “Severance  Date”):

(i)                                    other than as expressly provided below in this Section 8(b), (A) the Grantee will have until the date that is twelve (12) months after his Severance Date (or three (3) months after the Severance Date in the case of a termination due to death or by the Corporation due to Disability (as defined in the Employment Agreement)) to exercise the Option (or portion thereof) to the extent that it was vested and exercisable on the Severance Date, (B) the Option, to the extent not vested and exercisable on the Severance Date, shall be forfeited and terminate on the Severance Date, and (C) the Option, to the extent exercisable on the Severance Date and not exercised during such twelve (12) month period (or three (3) month period, as applicable) thereafter, shall be forfeited and terminate at the close of business on the last day of the twelve (12) month period (or three (3) month period, as applicable); and

(ii)                                 if the Grantee’s employment or services are terminated by the Corporation for Cause (as defined in the Employment Agreement) or by the Grantee without Good Reason (as defined in the Employment Agreement), the entire Option (whether vested or unvested) shall be forfeited and terminate on the Severance Date.

In all events the Option (and any post-termination exercise period provided in this Section 8(b)) is subject to earlier termination on the Expiration Date of the Option or as contemplated by Sections 3 or 4 of this Agreement. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Agreement.

9.             Non-Transferability. Except as set forth in Section 5.7 of the Plan, the Option and any other rights of the Grantee under this Agreement or the Plan are nontransferable and exercisable only by the Grantee.

10.          Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s payroll records. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer an Eligible Person, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 10.

11.          Plan. The Option and all rights of the Grantee under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by reference. The Grantee agrees to be bound by the terms of the Plan and this Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.          Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.9 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Grantee acknowledges receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.

13.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

14.          Effect of this Agreement. Subject to the Corporation’s right to terminate the Option pursuant to Section 7.2 of the Plan, this Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

15.          Limitation on Grantee’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Option, as and when exercisable and actually exercised in accordance with the terms hereof. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee.

16.          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.          Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

18.          Clawback Policy. The Option is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Shares of Common Stock or other cash or property received with respect to the Option (including any value received from a disposition of the Shares acquired upon exercise of the Option).

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

QUALITY CARE PROPERTIES, INC.

By:

Name:
Title:

[Name of Grantee]

[Signature Page to Form of Option Agreement]

EXHIBIT D

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this [     ] day of 20 , by and between C. Marc Richards, an individual (“Executive”), and Quality Care Properties, Inc. (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Employment Agreement between the Company and Executive dated [     ] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.                                      Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of [       ] and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Maryland Equal Pay Act, Title 20 of the State Government Article of the Maryland Annotated Code or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to or with respect to any of the following: (1) any obligation created by or arising out of Paragraph 8 of the Employment Agreement for which receipt or satisfaction has not been acknowledged, (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Employment Agreement, the Company’s Bylaws or the Company’s corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.                                      Acknowledgment of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [ ] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.                                      ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

(A)                               In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

(B)                               Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

(C)                               Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(D)                               Executive was given a copy of this Release Agreement on [ , 20 ] and informed that he had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he should execute the Endorsement attached hereto;

(E)                                Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

(F)                                 Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.(1)

4.                                      No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.                                      Compliance With Employment Agreement. Executive warrants and represents that Executive has complied fully with his obligations pursuant to the Employment Agreement. Executive covenants that he will continue to abide by the applicable provisions of such Employment Agreement.

6.                                      Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.                                      Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.                                      Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND OR ANY OTHER

(1)   Whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances. The determination referred to in the preceding sentence shall be made by the Company in its sole discretion. In any event, the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 3.A, 3.B, and 3.C.

JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF MARYLAND TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF MARYLAND, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

9.                                      Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

10.                               Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

11.                               Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.                               Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Employment Agreement.

13.                               Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

14.                               Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Maryland that the foregoing is true and correct.

EXECUTED this [     ] day of 20 , at , Maryland.

“Executive”

C. Marc Richards

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

ENDORSEMENT

I, C. Marc Richards, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of Maryland that the foregoing is true and correct.

EXECUTED this [ ] day of [ 20 ], at , Maryland.

C. Marc Richards